Exhibit 99.6
First Union Commercial Mortgage Securities, Inc.,
Commercial Mortgage Pass-Through Certificates, Series 2001-C3
Specially Serviced Mortgage Loans and REO Properties Serviced
by the Special Servicer for the year ended December 31, 2003

Borrower	Loan Class	Loan Status	Status Start Date
Stonehaven Village	Specially Serviced	Specially Serviced	5/9/2003
24-09 Development, LLC	Specially Serviced	Specially Serviced	12/15/2003
Blue, LLC	Specially Serviced	Specially Serviced	11/19/2001
Pine Lake Properties	Specially Serviced	Specially Serviced	10/20/2003
Douglas Street Landing	Specially Serviced	Specially Serviced	10/6/2003
200 North Third	Specially Serviced	Specially Serviced	4/15/2003